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KPMG LLP

Suite 2900

909 Poydras Street

New Orleans, LA 70112

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Sizeler Real Estate Management Co., Inc. 401(k) Plan

We consent to the incorporation by reference in the registration statement (No. 333-85212) on Form S-8 of Sizeler Property Investors, Inc. of our report dated June 18, 2004, with respect to the statement of net assets available for benefits of Sizeler Real Estate Management Co., Inc. 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended which report appears in the December 31, 2004 annual report on Form 11-K of Sizeler Real Estate Management Co., Inc. 401(k) Plan.

KPMG LLP

New Orleans, Louisiana

June 29, 2005